UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

CAMBREX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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CAMBREX CORPORATION
June 8, 2006
Dear Stockholder,
      You are cordially invited to attend the Annual Meeting of Stockholders of Cambrex Corporation. This year’s meeting will be held on Thursday, July 27, 2006 at 1:00 P.M. at the Sheraton Meadowlands Hotel, Two Meadowlands Plaza, East Rutherford, New Jersey. Your Board of Directors and management look forward to greeting personally those stockholders that are able to attend.
      At this year’s meeting, there are the election of two directors, the ratification of the Company’s auditors, PricewaterhouseCoopers LLP and the consideration of a shareholder proposal regarding the declassification of the Board of Directors.
      Your vote is important. Whether you plan to attend the meeting or not, please complete the enclosed proxy card and return it as promptly as possible. The enclosed proxy card contains instructions regarding voting. If you attend the meeting, you may continue to have your shares voted as instructed in the proxy, or you may withdraw your proxy at the meeting and vote your shares in person.

Sincerely,

James A. Mack
Chairman

CAMBREX CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JULY 27, 2006
      Notice Is Hereby Given that the 2006 Annual Meeting of Stockholders of Cambrex Corporation (the “Company”) will be held at the Sheraton Meadowlands Hotel, Two Meadowlands Plaza, East Rutherford, New Jersey on July 27, 2006, at 1:00 P.M., for the following purposes:

1.	to elect two (2) directors in Class I to hold office until the 2009 Annual Meeting of Stockholders and until their successors shall be elected and qualified; and

2.	to consider and act upon the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for 2006; and

3.	to consider and act upon a shareholder proposal regarding the declassification of the Board of Directors so that all directors are elected annually; and

4.	to transact such other business as may properly come before the meeting or any adjournment thereof.
      Only stockholders of record of Common Stock of the Company at the close of business on June 7, 2006, will be entitled to vote at the meeting. The list of such stockholders will be available for inspection by stockholders during the ten days prior to the meeting in accordance with Section 219 of the Delaware General Corporation Law at One Meadowlands Plaza, East Rutherford, New Jersey 07073 and will also be available at the Annual Meeting. Stockholders may make arrangements for such inspection by contacting Peter E. Thauer, Senior Vice President, General Counsel & Secretary, Cambrex Corporation, One Meadowlands Plaza, East Rutherford, New Jersey 07073.

By order of the Board of Directors,

Peter E. Thauer,
Secretary
June 8, 2006
THE VOTE OF EACH STOCKHOLDER IS IMPORTANT.
PLEASE DATE AND SIGN THE ACCOMPANYING PROXY CARD AND PROMPTLY
RETURN IT IN THE POSTAGE PAID ENVELOPE PROVIDED.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JULY 27, 2006
PROXY SOLICITATION
REVOCABILITY AND VOTING OF PROXY
RECORD DATE AND VOTING RIGHTS
PRINCIPAL STOCKHOLDERS
BOARD OF DIRECTORS
ELECTION OF DIRECTORS
CODE OF ETHICS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE
EXECUTIVE AND OTHER COMPENSATION
Summary Compensation Table
Option Grants in Fiscal 2005
Equity Compensation Plan Table
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
AUDIT COMMITTEE REPORT
AUDIT COMMITTEE
AUDIT FEES
AUDIT-RELATED FEES
TAX FEES
ALL OTHER FEES
RATIFICATION OF APPOINTMENT OF AUDITORS

CAMBREX CORPORATION

2006 ANNUAL MEETING OF
STOCKHOLDERS
PROXY STATEMENT

PROXY SOLICITATION
      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cambrex Corporation (the “Company”) for use at the 2006 Annual Meeting of Stockholders to be held on July 27, 2006, and at any adjournment of the meeting. The address of the Company’s principal executive office is One Meadowlands Plaza, East Rutherford, New Jersey 07073. This Proxy Statement and the form of proxy are being mailed to stockholders commencing on or about June 8, 2006.
      The costs of soliciting proxies will be borne by the Company. Brokerage houses, banks, custodians, nominees and fiduciaries are being requested to forward the proxy material to beneficial owners, and their reasonable expenses therefore will be reimbursed by the Company. Solicitation will be made by mail and also may be made personally, by telephone or electronic mail by the Company’s officers, directors and employees without special compensation for such activities.
REVOCABILITY AND VOTING OF PROXY
      A proxy given by a stockholder may be revoked at any time before it is exercised by giving another proxy bearing a later date or by notifying the Company in writing of such revocation or by a vote in person at the Annual Meeting. The execution of a proxy will not affect a stockholder’s right to attend the Annual Meeting and vote in person, but attendance at the Annual Meeting will not, by itself, revoke a proxy. Properly executed proxies received by the Company will be voted in accordance with the instructions indicated thereon and if no instructions are indicated, will be voted for the election of the two nominees for director named herein, against the shareholder proposal, and in favor of the selection of PricewaterhouseCoopers LLP as independent accountants for the Company. The Company knows of no reason why any of the nominees named herein would be unable to serve for the terms indicated. In the event, however, that any such nominee should, prior to the election, become unable to serve as a director, unless the Board of Directors decides to decrease the size of the Board, the proxy will be voted for such substitute nominee as the Board of Directors shall propose.
      The Board of Directors knows of no matters to be presented at the meeting other than those set forth in the foregoing Notice of Annual Meeting. The Proxy Card conveys discretionary authority to vote on any other matter not presently known by management that may properly come before the Annual Meeting. If other matters properly come before the meeting, the persons named in the accompanying form of proxy intend to vote the shares subject to such proxies in accordance with their best judgment.
RECORD DATE AND VOTING RIGHTS
      The Company has only one class of voting securities, Common Stock, par value $0.10 (“Common Stock”). Only holders of Common Stock of the Company of record at the close of business on June 7, 2006, will be entitled to vote at the meeting. On such record date there were outstanding and entitled to vote 26,840,591 shares of Common Stock and each such share is entitled to one vote.

PRINCIPAL STOCKHOLDERS
      The following sets forth information with respect to the only persons of which the Company is aware as of May 15, 2006, who may be deemed to beneficially own more than 5% of the outstanding Common Stock of the Company:

	Number of Shares	Percent of
Name and Address	Beneficially Owned(1)	Class(2)

Transamerica Investment Management, LLC	2,214,804(3)	8.30%
1150 South Olive Street, Suite 2700 Los Angeles, CA 90015
Dimensional Fund Advisors Inc.	2,192,782(4)	8.22%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401
Snyder Capital Management, L.P.	1,808,400(5)	6.78%
Snyder Capital Management, Inc. One Market Plaza Steuart Tower, Suite 1200 San Francisco, CA 94105
Cramer Rosenthal McGlynn, LLC	1,437,436(6)	5.39%
520 Madison Avenue New York, NY 10022
Wentworth, Hauser & Violich, Inc.	1,408,443(7)	5.3%
353 Sacramento Street, Suite 600 San Francisco, CA 94111

(1)	Unless otherwise indicated (a) share ownership is based upon information furnished to the Company as of May 15, 2006, by the beneficial owner, and (b) each beneficial owner has sole voting and investment power with respect to the shares shown.

(2)	For the purpose of this table, the percent of issued and outstanding shares of Common Stock of the Company held by each beneficial owner has been calculated on the basis of (i) 26,840,591 shares of Common Stock issued and outstanding (excluding treasury shares) on May 15, 2006, and (ii) 23,922 shares still to be issued in connection with the 1993 conversion of the Company’s 9% Convertible Subordinated Notes.

(3)	In a Schedule 13G under the Securities Exchange Act of 1934 dated January 10, 2006 and filed by Transamerica Investment Management, LLC (“Transamerica”), Transamerica reported that it has sole dispositive power over 2,214,804 shares and sole voting power over 2,088,456 shares. The shares reported on Transamerica’s Schedule 13G are reported beneficially owned as a result of acting as an investment adviser.

(4)	In a Schedule 13G under the Securities Exchange Act of 1934 dated February 1, 2006 and filed by Dimensional Fund Advisors Inc. (“Dimensional”), Dimensional reported that it has sole dispositive power and sole voting power over 2,192,782 shares. The shares reported on Dimensional’s 13G are reported beneficially owned as a result of acting as investment advisor to four investment companies registered under the Investment Company act of 1940 and as investment manager to certain other commingled group trusts and separate accounts known as the “Funds”. Dimensional may be deemed to be the beneficial owner of the shares held by the Funds and all securities reported in Dimensional’s 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(5)	In a Schedule 13G under the Securities Exchange Act of 1934 dated February 15, 2006 and filed by Snyder Capital Management, L.P. (“SCMLP”) and Snyder Capital Management, Inc. (“SCMI”), SCMLP and SCMI reported that it has shared voting power over 1,571,300 shares and shared dispositive power over 1,808,400 shares. SCMLP and SCMI have reported the shares as beneficially owned as a result of acting as an investment advisor. SCMI and its direct parent company, IXIS Asset Management North America, L.P. (formerly known as CDC IXIS Asset Management North America, L.P.) operate under an understanding that all investment and voting decisions regarding managed accounts are to be made by SCMI and SCMLP and not by IXIS Asset Management North America or any entity controlling it. Accordingly, SCMI and SCMLP do not consider IXIS Asset Management North America or any entity controlling it to have any direct or indirect control over the securities held in managed accounts.

(6)	In a Schedule 13G under the Securities Exchange Act of 1934 dated January 31, 2006 and filed by Cramer Rosenthal McGlynn, LLC (“Cramer”), Cramer reported that it has sole voting power over 1,024,400 shares, sole dispositive power of 1,067,300 shares, shared voting power over 365,536 shares and shared dispositive power over 370,136 shares. Cramer is deemed to be the beneficial owner of 1,437,436 shares as a result of acting as an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

(7)	In a Schedule 13G under the Securities Exchange Act of 1934 dated February 7, 2006 and filed by Wentworth, Hauser & Violich, Inc. (“Wentworth”), Wentworth reported that it has shared voting and shared dispositive power over 1,408,443 shares. Wentworth is deemed to be the beneficial owner of the 1,408,443 shares pursuant to separate arrangements whereby Wentworth acts as investment adviser to certain persons.

COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS
      The following table gives information concerning the beneficial ownership of the Company’s Common Stock on May 15, 2006, by (i) each director and nominee for election as a director, (ii) each of the executive officers named in the Summary Compensation Table (below) and (iii) all directors and executive officers of the Company as a group.

	Shares
	Beneficially		Percent of
Beneficial Owners	Owned(1)		Class(2)

David R. Bethune	2,000	(3)	*
Rosina B. Dixon, M.D	30,846	(4)	*
Roy W. Haley	26,576	(5)	*
Kathryn Rudie Harrigan	30,385	(4)	*
Leon J. Hendrix, Jr.	36,802	(6)	*
Ilan Kaufthal	47,108	(7)	*
William B. Korb	26,075	(8)	*
John R. Leone	520,047	(9)	1.94%
James A. Mack	996,452	(10)	3.71%
John R. Miller	22,273	(11)	*
Peter Tombros	17,206	(12)	*
Luke M. Beshar	347,090	(13)	1.29%
Steven M. Klosk	270,159	(14)	1.01%
Gary L. Mossman	316,213	(15)	1.18%
Paolo Russolo	140,736	(16)	*
All Directors and Executive Officers as a group (23 Persons)	3,508,019	(17)	13.07%

*	Beneficial Ownership is less than 1% of the Common Stock outstanding

(1)	Except as otherwise noted, reported share ownership is as of May 15, 2006. Unless otherwise stated, each person has sole voting and investment power with respect to the shares of Common Stock he or she beneficially owns.

(2)	For the purpose of this table, the percent of issued and outstanding shares of Common Stock of the Company held by each beneficial owner has been calculated on the basis of (i) 26,840,591 shares of Common Stock issued and outstanding (excluding treasury shares) on May 15, 2006, (ii) all shares of Common Stock subject to stock options which are held by such beneficial owner and are exercisable within 60 days of May 15, 2006, and (iii) 23,922 shares still to be issued in connection with the 1993 conversion of the Company’s 9% Convertible Subordinated Notes.

(3)	The number of shares reported is 2,000 shares issuable upon exercise of an option granted under the Company’s 2004 Incentive Plan.

(4)	The number of shares reported includes 17,500 shares issuable upon exercise of options granted under the Company’s 1994, 1996, 2001 and 2004 stock option Plans.

(5)	The number of shares reported includes 16,000 shares issuable upon exercise of options granted under the Company’s 1994, 1996, 2001 and 2004 stock option Plans and 10,576 share equivalents held at May 15, 2006 in the Company’s Directors’ Deferred Compensation Plan.

(6)	The number of shares reported includes 17,500 shares issuable upon exercise of options granted under the Company’s 1994, 1996, 2001 and 2004 stock option Plans and 13,302 share equivalents held at May 15, 2006 in the Company’s Directors’ Deferred Compensation Plan.

(7)	The number of shares reported includes 17,500 shares issuable upon exercise of options granted under the Company’s 1994, 1996, 2001 and 2004 stock option Plans.

(8)	The number of shares reported includes 16,000 shares issuable upon exercise of options granted under the Company’s 1994, 1996, 2001 and 2004 stock option Plans, 1,000 shares held by a family member for which beneficial ownership of such shares is disclaimed, and 9,075 share equivalents held at May 15, 2006 in the Company’s Directors’ Deferred Compensation Plan.

(9)	The number of shares reported includes 400,000 shares issuable upon exercise of an option granted under the Company’s Stock Option Plans and 119,655 restricted stock units and 392 shares held at December 31, 2005 in the Company’s Savings Plan.

(10)	The number of shares reported includes 456,483 shares issuable upon exercise of options granted under the Company’s Stock Option Plans, 25,354 restricted stock units, 94,364 share equivalents held at May 15, 2006 in the Company’s Deferred Compensation Plan, and 150,000 Stock Appreciation Rights (see Management Contracts and Programs).

(11)	The number of shares reported includes 16,000 shares issuable upon exercise of options granted under the Company’s 1996, 1998, 2001 and 2004 stock option Plans.

(12)	The number of shares reported includes 10,000 shares issuable upon exercise of options granted under the Company’s 1996, 2001 and 2004 stock option Plans and 6,206 share equivalents held at May 15, 2006 in the Company’s Directors’ Deferred Compensation Plan.

(13)	The number of shares reported includes 326,500 shares issuable upon exercise of options granted under the Company’s Stock Option Plans, 19,509 restricted stock units and 1,081 shares held at December 31, 2005 in the Company’s Savings Plan.

(14)	The number of shares reported includes 176,500 shares issuable upon exercise of options granted under the Company’s Stock Option Plans, 13,988 restricted stock units, 8,386 shares held at December 31, 2005 in the Company’s Savings Plan, and 48,785 share equivalents held at May 15, 2006 in the Company’s Deferred Compensation Plan.

(15)	The number of shares reported includes 279,500 shares issuable upon exercise of options granted under the Company’s Stock Option Plans, 18,280 restricted stock units and 1,254 shares held at December 31, 2005 in the Company’s Savings Plan.

(16)	The number of shares reported includes 116,500 shares issuable upon exercise of options granted under the Company’s Stock Option Plans and 14,230 restricted stock units.

(17)	The number of shares reported includes 2,502,315 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days, 236,230 restricted stock units, 27,955 shares held at December 31, 2005 in the Company’s Savings Plan, 39,159 share equivalents held at May 15, 2006 in the Director’s Deferred Compensation Plan and 224,075 share equivalents held at May 15, 2006 in the Company’s Deferred Compensation Plan. Shares held by immediate family members are not included and beneficial ownership of such shares is disclaimed.

BOARD OF DIRECTORS
      The Board of Directors is responsible for directing the management of the business and affairs of the Company. The Board holds regular meetings five times each year and holds additional special meetings as required. During 2005 the Board held ten meetings.
      Non-management directors have regularly scheduled executive sessions in which they meet without the presence of members of management. These executive sessions occur before or after each regularly scheduled meeting of our Board and may also occur in conjunction with special meetings. The Lead Director of these executive sessions is John R. Miller.
      Our Board has affirmatively determined, after considering all of the relevant facts and circumstances, that all of the directors, other than James A. Mack and Ilan Kaufthal, are independent from our management under the standards set forth in the Company’s Independence Standards for Directors, which was adopted by the Board in January 2004 and is attached to this proxy statement as Exhibit 1. This means that none of the independent directors have any direct or indirect material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. As a result, the Company has a majority of independent directors on our Board as required by the listing standards of the New York Stock Exchange.
      The Board has established four standing committees: the Audit Committee, the Compensation Committee, the Governance Committee and the Regulatory Affairs Committee. The Charters of such Committees as well as the Corporate Governance Guidelines and Code of Business Conduct & Ethics are available on our website (www.cambrex.com), under the “Governance” link of the ”Investors” section.
      The Company will also provide any of the foregoing information in print without charge upon written request to the Corporate Secretary, Cambrex Corporation, One Meadowlands Plaza, 15th Floor, East Rutherford, New Jersey 07073.
      The Audit Committee, comprised of four independent directors, appoints (subject to stockholder ratification) the accounting firm to act as the independent accountants for the Company, consults with the accounting firm concerning the scope of the audit, reviews the audit results and reviews the Company’s internal financial controls and procedures with the independent accountants and with members of management. The Charter of the Audit Committee has been adopted by the Committee and approved by the Board. All of the members of the Audit Committee are independent within the meaning of SEC regulations, the listing standards of the New York Stock Exchange and the Company’s Independence Standards for Directors. The Audit Committee held eleven meetings in 2005.
      The Compensation Committee, comprised of four independent directors, oversees the Company’s executive compensation programs and policies and administers the Company’s Equity and Incentive Plans. The Charter of the Compensation Committee has been adopted by the Committee and approved by the Board. All of the members of the Compensation Committee are independent within the meaning of the listing standards of the New York Stock Exchange and the Company’s Independence Standards for Directors. The Compensation Committee held seven meetings in 2005.
      The Governance Committee, comprised of four independent directors, is responsible for reporting to the Board of Directors concerning its evaluation of the performance of the Chief Executive Officer, individual directors and the Board as a whole. The Governance Committee makes recommendations to the Board of Directors concerning nominees for election to the Board at Annual Stockholder Meetings and candidates for newly created directorships and vacancies on the Board. The Charter of the Governance Committee has been adopted by the Committee and approved by the Board. All of the members of the Governance Committee are independent within the meaning of the listing standards of the New York Stock Exchange and the Company’s Independence Standards for Directors. The Governance Committee held three meetings in 2005.
      The Regulatory Affairs Committee, comprised of three non-management directors, oversees the Company’s compliance with Food and Drug Regulations and environmental and safety affairs. The Regulatory Affairs Committee held four meetings during 2005.

      Under the retirement policy for non-employee directors established by the Board of Directors in 1989, a non-employee director (other than incumbent directors when the policy was adopted) must not have attained age 72 at the time of election and may not serve as a director beyond the Annual Meeting next following such person’s 72nd birthday.
Consideration of Director Nominees

Stockholder Nominees
      The Governance Committee will consider nominees recommended by stockholders. Such recommendations for the 2007 Annual Meeting should be sent to the Corporate Secretary of the Company not later than January 24, 2007, and should include such information as specified in the Company’s By-Laws.

Director Qualifications
      The Company’s Corporate Governance Guidelines set forth Board membership criteria. Under these criteria, members of the Board should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. Their skills and backgrounds should include, among other things, experience in making decisions, a track record of competent judgment, the ability to function rationally and objectively, and experience in different businesses and professions. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. Directors should not serve on more than four other boards of public companies in addition to the Cambrex Board. Current positions in excess of these limits may be maintained unless the Board determines that doing so would impair the director’s service on the Cambrex Board.

Identifying and Evaluating Nominees for Directors
      The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee considers various candidates for director. Candidates may come to the attention of the Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Governance Committee, and may be considered at any point during the year. As described above, the Governance Committee considers properly submitted stockholder nominations for candidates for the Board. In addition to the standards and qualifications set out in the Company’s Corporate Governance Guidelines, the Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. There are no differences in the manner in which the Governance Committee evaluates nominees for director based on whether or not the nominee is recommended by a stockholder.
Compensation of Directors
      From January until July 1, 2005, the Company paid each non-employee director of the Company an annual fee of $23,000, as well as $1,000 for each Board, Committee and Stockholders’ Meeting attended, except that the Chairperson of the Compensation, Audit, Regulatory Affairs and Governance Committees received $1,500 for each Committee meeting chaired. On June 2, 2005, the Board of Directors approved a new Directors’ Compensation Program, effective July 1, 2005. Under the new Directors’ Compensation Program, effective July 1, 2005, the annual fee was increased to $26,000 and was prorated for 2005 service. The additional Annual Retainer fee of $5,000 for the Chairman of the Audit Committee which was approved by the Board in January 2004 remains effective. Further, under the new Directors’ Compensation Program, effective January 1, 2005, (i) each non-employee director of the Company (i) will receive $1,000 for each telephonic Board and Committee meeting, except that the Chairperson of the Compensation, Audit,

Regulatory Affairs and Governance Committees will each receive $1,500 for each telephonic Committee meeting chaired; (ii) will receive $1,500 for each in-person Board and Committee meeting attended, except that the Chairperson of the Compensation, Audit, Regulatory Affairs and Governance Committees will each receive $2,000 for each in-person Committee meeting chaired and the lead director shall receive $2,000 for each Board meeting attended. Under the new Director’s Compensation Program all retainer and meeting fees for 2005 were paid in cash. Directors also receive reimbursement for expenses incurred in connection with meeting attendance. Employees of the Company who are also directors will not receive any separate fees for acting as directors.
      In 1995 the Board adopted a policy that each director, within three years after joining the Board, shall have acquired an amount of Company Common Stock equal in value to the annual Board retainer. This policy remains effective. In 1995, the Board adopted a Non-Employee Directors’ Deferred Compensation Plan permitting non-employee Directors to defer receipt of Board fees including Company Common Stock otherwise issuable in payment of Board fees beginning with fees payable after January 1, 1996.
      Pursuant to the terms of the Non-Employee Director Program of the 1996, 1998, 2001, 2003 and 2004 Plans (the “Plans”), each new non-employee director shall be awarded an option to purchase 2,000 shares of the Company’s Common Stock upon election as a director. The Plans further provide that each non-employee director will receive a grant of options to purchase 2,000 shares of Common Stock at the first meeting of the Board of Directors following each Annual Meeting of Stockholders of the Company. Each such option will have a per share exercise price equal to the fair market value of the Company’s Common Stock on the date of grant. Options granted to non-employee directors shall be non-qualified options with a seven-year term. Each option will become exercisable six months after the date of grant, subject to acceleration upon a change in control. In April 2005 the Board of Directors granted options to purchase 2,000 shares of Common Stock under the Plans to Rosina B. Dixon, Roy W. Haley, Kathryn Rudie Harrigan, Leon J. Hendrix, Jr., Ilan Kaufthal, William B. Korb, James A. Mack, John R. Miller and Peter G. Tombros.
ELECTION OF DIRECTORS
      The Board of Directors of the Company is divided into three classes. The term of office of the directors in Class I expires at this Annual Meeting with the terms of office of the directors in Class II and Class III ending at successive Annual Meetings. At this Annual Meeting two directors in Class I will be elected to hold office until the 2009 Annual Meeting and until their successors shall be elected and qualified. Each of the nominees has consented to serve as a director if elected. To be elected, each nominee for director requires a plurality of the votes cast. Abstentions and broker non-votes will not be counted in connection with the election of directors. A properly executed proxy marked “Withhold” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. The following sets forth with respect to the two persons who have been nominated by the Board of Directors for election at this Annual Meeting and the other directors of the Company certain information concerning their positions with the Company (including its predecessor and now wholly-owned subsidiary CasChem, Inc.) and principal outside occupations and other directorships held. Except as otherwise disclosed herein, none of the corporations or organizations listed below is a parent, subsidiary or other affiliate of the Company.
Nominees for Election to Serve as Directors until 2009 Annual Meeting (Class I)
      David R. Bethune (age 65) Director since June 2005. Member of the Compensation and Governance Committees of the Board of Directors. Retired Chairman and Chief Executive Officer of Atrix Laboratories, a drug delivery and product development company, where he has been a director of the company for the past ten years. Prior to Atrix Laboratories, he was President and Chief Operating Officer of IVAX Corporation, a pharmaceutical company. Before joining IVAX, began a start-up pharmaceutical company venture formed by Mayo Medical Ventures, a business unit of Mayo Clinics of Rochester. He previously served as group Vice President of American Cyanamid Company and a member of the Executive Committee where he had executive authority for human biologicals, consumer health products, pharmaceuticals and ophthalmics as well as global medical research. He was also President of the Lederle Laboratories Division of American

Cyanamid Company and President of GD Searle’s North American operations in the 1980’s. He currently serves on the Boards of Zila Incorporated and Female Health Company.
      Kathryn Rudie Harrigan (age 54). Director since 1994. Member of the Audit Committee of the Board of Directors. Since 1981, Professor, Management of Organizations Division of the Columbia University Business School, and, since 1993, the Henry R. Kravis Professor of Business Leadership at Columbia University Business School. Member of the Board of Active International.
Directors Serving until 2007 Annual Meeting (Class II)
      Rosina B. Dixon, M.D. (age 63). Director since 1995 and Chairperson of the Compensation Committee and member of the Regulatory Affairs Committee of the Board of Directors. Dr. Dixon has been a consultant to the pharmaceutical industry since May 1986. Prior to that time, served as Vice President and Secretary of Medical Market Specialties Incorporated, as well as a member of its Board of Directors. Dr. Dixon previously served as Medical Director, Schering Laboratories, Schering-Plough Corporation. Prior to that, Dr. Dixon was Executive Director Biodevelopment, Pharmaceuticals Division, CIBA-GEIGY Corporation. Dr. Dixon is a member of the Board of Directors of Church & Dwight Co., Inc.
      Roy W. Haley (age 59). Director since 1998. Chairman of the Audit Committee of the Board of Directors. Chairman, President and Chief Executive Officer of WESCO International, Inc. (NYSE), an electrical products distribution company. Prior to joining WESCO in 1994, served as President and Chief Operating Officer of American General Corporation, one of the nation’s largest consumer financial services organizations. Began his career in 1969 with the management consulting division of Arthur Andersen & Co. and served as a partner from 1980 until 1988. Director of United Stationers, Inc. (NASDAQ), Pittsburgh Branch of the Federal Reserve Bank of Cleveland and civic organizations generally based in Western Pennsylvania.
      Leon J. Hendrix, Jr. (age 64). Director since 1995 and Chairman of the Governance Committee and member of the Compensation Committee of the Board of Directors. Chairman of Remington Arms Co. since December 1997 and from December 1997 until April 1999 was also Chief Executive Officer. From 1993 to 2000, Mr. Hendrix was a Principal of Clayton, Dubilier & Rice, Inc., a private investment firm. Prior thereto, Mr. Hendrix was with Reliance Electric Company, a manufacturer and seller of industrial and telecommunications equipment and services, since 1973, where he held a series of executive level positions, most recently Chief Operating Officer and a member of the Board of Directors since 1992. Mr. Hendrix is a member of the Boards of Directors of Keithley Instruments, Inc., and NACCO Industries, Inc. He is also Chairman of the Clemson University Board of Trustees.
      Ilan Kaufthal (age 58). Director since the Company commenced business in 1981. Member of the Regulatory Affairs Committee of the Board of Directors. Vice Chairman of Investment Banking at Bear, Stearns & Co., Inc. since joining that firm in May 2000. Until joining Bear, Stearns & Co., Inc., Mr. Kaufthal was with Schroder & Co. Incorporated as Vice Chairman and head of mergers and acquisitions for thirteen years. Prior thereto, he was with NL Industries, Inc., a firm in the chemicals and petroleum services businesses, as its Senior Vice President and Chief Financial Officer. Director of United Retail Group, Inc. and Russ Berrie & Company, Inc.
Directors Serving until 2008 Annual Meeting (Class III)
      William B. Korb (age 65). Director since 1999 and member of the Audit and Chairman of the Regulatory Affairs Committees of the Board of Directors. Director, President and Chief Executive Officer since 1987 of Marconi Commerce Systems, Inc., formerly Gilbarco Inc., prior to his retirement on March 1, 2001. Prior to joining Gilbarco, the world’s leading gasoline pump and dispenser manufacturing company, was an Operating Vice President of Reliance Electric Company, a position he held from 1979 to 1987. Currently serves on the Board of Premier Farnell plc.

      James A. Mack (age 68). Director since 1990, President and Chief Operating Officer of the Company since joining the Company in February 1990 and Chief Executive Officer since 1995. Appointed Chairman of the Board of Directors in October 1999. In August 2004 Mr. Mack retired as President and Chief Executive Officer and became Executive Chairman of the Board of Directors. In December 2005 Mr. Mack was named Acting President and Chief Executive Officer and on February 1, 2006 he was elected as President and Chief Executive Officer. Prior thereto Mr. Mack was with Olin Corporation, a manufacturer of chemical and other products, since 1984 as Vice President, Specialty Chemicals and, more recently, Vice President, Performance Chemicals. Executive Vice President of Oakite Products, Inc. from 1982 to 1984. Prior to joining Oakite held various positions with The Sherwin-Williams Company, most recently as President and General Manager of the Chemicals Division from 1977 to 1981. Past Chairman of the Board of Governors of the Synthetic Organic Chemical Manufacturing Association. Member of the Board of Trustees of the Michigan Tech Alumni Fund and serves on the Board of Directors of Research Corporation Technologies Inc.
      John R. Miller (age 68). Director since 1998. Lead Director, member of the Compensation and Governance Committees of the Board of Directors. Mr. Miller currently serves as non-executive Chairman of the Board of SIRVA, Inc., a provider of relocation and moving services to consumers, corporations and governments, and is also a Director of Eaton Corporation, a diversified industrial manufacturing company and Graphic Packaging Corporation, a provider of paperboard packaging solutions. Past Director and Chairman of the Federal Reserve Bank of Cleveland. Mr. Miller served with The Standard Oil Company as a Director, President and Chief Operating Officer from 1980 until 1986. From 2000 to 2003, he was Chairman and Chief Executive Officer of Petroleum Partners, Inc., a provider of outsourcing services to the petroleum industry.
      Peter Tombros (age 63). Director since 2002. Member of the Audit and Governance Committees of the Board of Directors. Professor, Distinguished Executive in Residence, Eberly College of Science, Pennsylvania State University. Former Chairman of the Board and Chief Executive Officer of VivoQuest, a private biopharmaceutical company from 2001 until 2005. Served as President and Chief Executive Officer from 1994 to 2001 of Enzon Pharma. Before joining Enzon, spent 25 years with Pfizer, Inc. as Vice President of Marketing, Senior Vice President and General Manager and as Executive Vice President of Pfizer Pharmaceuticals, Inc. He also served as Vice President Corporate Strategic Planning. Director of Alpharma, Inc., NPS Pharmaceuticals, Dendrite International and Protalex.
      During 2005, each incumbent director attended more than 90% of the aggregate of the meetings of the Board and Committees of the Board of which such director was a member. Eight directors attended the Company’s annual meeting of stockholders in April of 2005.
Communications with our Board
      The Company is committed to providing stockholders and other interested persons with an open line of communication for bringing issues of concern to the Company’s non-management directors. In January 2004, the Board approved the following process by which such communications may be made and for handling any such communications received by the Company:
      Any stockholder or interested person may communicate with the Company’s non-management directors as a group by sending a communication to the Board of Directors, c/o Corporate Secretary, Cambrex Corporation, One Meadowlands Plaza, 15th Floor, East Rutherford, New Jersey 07073. All communications will be reviewed by the Company’s Corporate Secretary who will send such communications to the non-management directors unless the Corporate Secretary determines that the communication does not relate to the business or affairs of the Company, or the function of the Board or its Committees, or relates to insignificant matters that do not warrant the non-management directors’ attention or is not otherwise appropriate for delivery to the non-management directors.
      The non-management directors who receive such communication will have discretion to determine the handling of such communication, and if appropriate, respond to the person sending the communication, and disclosure, which shall be consistent with the Company’s policies and procedures and applicable law regarding the disclosure of information.

Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s securities, to file reports of ownership and transactions in the Company’s securities with the Securities and Exchange Commission and the New York Stock Exchange. Such directors, executive officers and ten percent stockholders are also required to furnish the Company with copies of all Section 16(a) forms they file.
      Based solely on a review of the copies of such forms received by it, and on written representation from certain of the Company’s directors and executive officers that no other reports were required, the Company believes that during 2005 all Section 16(a) filing requirements applicable to its directors, executive officers and ten percent stockholders were complied with during the 2005 fiscal year except that Robert J. Congiusti, Vice President of Information Technology, and Gregory P. Sargen, Vice President of Finance, each filed one Form 4 late reporting a transaction in Company stock.
CODE OF ETHICS
      The Company has a Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees of the Company, including the Chief Executive Officer, the Chief Financial Officer and the principal accounting officer.
COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION
COMPENSATION PHILOSOPHY
      Cambrex seeks to be a leading supplier of products and services to the life sciences industry, providing superior return to its owners. To meet these objectives, the Company must be able to attract, motivate and retain personnel with the requisite skills and abilities to enable the Company to achieve superior results. Accordingly, the Company’s compensation programs are designed to reward above average performance and provide incentive opportunity to be competitive in the markets for talent in which the Company participates.
EXECUTIVE COMPENSATION
      The Company’s executive compensation program involves several components. Annual compensation is in the form of base salary plus an incentive award which consists of cash and restricted stock units with a multi-year vesting period and which is awarded to executives based on the achievement of individual and corporate goals. In addition to the restricted stock unit grants, long-term compensation consists of stock options, which are intended to reward executives when improvements in performance increase the market value of the Company for its stockholders.
      The attainment of results measured against the executives’ goals and objectives is reviewed by the Compensation Committee subsequent to review and recommendation from the Office of the Chairman. Executives are rewarded for accomplishments that contribute to desired results, e.g., sales, net income, earnings per share, return on capital employed and other assigned goals including but not limited to: service and quality improvement, product and marketing development, technology development, and personnel development. The Company uses independent salary surveys of its Peer Group, as well as national compensation surveys, to assist in determining appropriate levels of compensation for each executive position. The Company targets annual executive salaries at the median levels in companies surveyed.
      The Company’s annual executive incentive compensation program is designed to provide a better than average individual award when the Company’s financial performance is improved and its long-range prospects are enhanced. This program currently includes individual measurements against agreed upon annual operating and financial goals and longer-term strategic growth objectives. Under this program two-thirds of the award pool is based on annual operating and financial goals and is generally paid in cash, while the remaining one-

third is based on strategic, longer-term growth objectives and is generally awarded in the form of restricted stock units having a three-year holding period. The Committee may in its discretion apportion the aggregate award pool between cash and stock and may increase or reduce individual awards. For 2005, despite the fact that the Company’s financial performance was disappointing, management continued to make progress with regard to the strategic positioning of the Company’s core businesses within the life sciences industry.
      In addition to the restricted stock unit grants, long-term compensation for executives includes Company stock option grants, which are awarded based on an individual’s position in the Company, the individual’s performance, and the number of outstanding stock option awards held by the individual. Options granted to the Company’s key employees in 2005, including those individuals named in the Summary Compensation Table (below), are typically exercisable based on the passage of time. During 2005, all unvested stock options, including those granted in 2005, were fully vested by the Compensation Committee of the Board of Directors as of December 31, 2005, resulting in an acceleration of proforma compensation expense. The Company has imposed holding periods that will require executives to refrain from selling shares acquired upon the exercise of these options.
CHIEF EXECUTIVE OFFICERS’ COMPENSATION
      On January 4, 2006, the Company announced that its Board of Directors decided to discontinue the Company’s acquisition program aimed at transforming Cambrex into a specialty therapeutics enterprise. As a result of this change in strategy, effective December 31, 2005, Mr. James A. Mack rejoined the Company when he was appointed by the Board of Directors of Cambrex to the positions of Acting President and Chief Executive Officer of Cambrex. Mr. Mack had retired as President and Chief Executive Officer, a position he held since April 1995, and became Executive Chairman of the Cambrex Board of Directors in August 2004 until April 2005 when he retired as Executive Chairman. During 2005 Mr. Mack received $108,333 in annual salary which was determined based on the same factors used in determining other executive salaries. After retiring as Executive Chairman, Mr. Mack provided consulting services to the Company, for which he received $67,583 in consulting fees pursuant to his consulting agreement discussed below in the Management Contracts and Programs section. Effective February 1, 2006, Mr. Mack was elected by the Board as President and Chief Executive Officer of Cambrex and the Board of Directors approved (i) an annual salary for Mr. Mack of $500,000, (ii) a car allowance and driving service; (iii) the extension of the exercise period of Mr. Mack’s Stock Appreciation Rights until December 31, 2006 (described below), and (iv)an incentive payment for Mr. Mack of up to four times his annual salary upon the achievement of certain strategic objectives in connection with the Board of Directors’ decision announced on January 4, 2006 to change the Company’s strategic focus and to consider all available strategic alternatives. Payments to Mr. Mack under the Company’s qualified and non-qualified pension plans and under a consulting agreement, aggregating approximately $360,000 per year, are also being surrendered or deferred. On April 28, 2006, the Compensation Committee of the Board of Directors extended until December 30, 2006, the period to exercise 120,849 employee stock options granted to Mr. Mack. These options were otherwise due to expire on that date due to Mr. Mack’s retirement from the Company on April 28, 2005. In consideration of Mr. Mack’s return to active employment, the Committee considered it appropriate and in the shareholders’ best interest to grant such extension.
      At its July 27th, 2000 meeting and based on the Compensation Committee’s recommendation, the Board adopted the 2000 Succession Planning Incentive Program to ensure effective succession planning and transition. Under the Program Mr. Mack was awarded 175,000 Incentive Appreciation Units at the traded closing price of the Company’s common stock on the date of the award. With the departure of the Company’s Chief Operating Officer early in 2003, Mr. Mack agreed to remain with the Company for an additional two year period. At its May 21st, 2003 meeting and considering Mr. Mack’s commitment to continue for a two year period, and based on the Compensation Committee’s recommendation, the Board adopted a new Incentive Appreciation Unit Plan for Mr. Mack replacing the Plan adopted in 2000. Under the new plan, 150,000 appreciation units were awarded to Mr. Mack valued initially at the closing price of the Company’s traded share price on the date of the award which was $19.30. Upon a finding by the Board that a successful management transition has occurred, the vested award would be exercisable on and after December 31, 2004, if the Company’s common stock trades at or above an average price of $25 per share for twenty consecutive days prior to December 31, 2004, representing an increase of more than 29% over the grant price. During 2004 the stock traded above $25 per share for more the twenty consecutive days and the award vested. At a meeting held on January 27, 2005 the Company’s Board of Directors, based on the hiring of John R. Leone as President and Chief Executive Officer and his performance during his first five months with the Company, determined that a successful management transition had occurred. Thereafter, Mr. Mack was entitled to exercise the award in whole or in part and receive in cash from the Company the difference between the grant price and the traded share price on the date of exercise times the number of units exercised. The award was due to expire on the earlier of (i) December 31, 2007, or (ii) a date one year after Mr. Mack’s retirement from active service on April 27, 2005. On February 1, 2006, the Board of Directors extended the expiration date of Mr. Mack’s award to December 31, 2006, due to his election as President and Chief Executive Officer.
      In connection with the Board of Directors’ decision to change the Company’s strategic focus it was mutually agreed that John R. Leone, President and Chief Executive Officer would leave the Company and the Company entered into a Separation and General Release Agreement with Mr. Leone which is filed as an Exhibit to the Company’s Current Report on Form 8-K dated January 4, 2006. Mr. Leone joined Cambrex in August 2004 for the purpose of leading the Company’s entry into the specialty therapeutics market. During 2005, Mr. Leone received $575,000 in annual salary which was determined based on the same factors used in determining other executive salaries. Mr. Leone’s incentive award for 2005 consisted of a cash award of $86,250 and a restricted stock unit award of 2,732 shares of Company stock valued at $59,297, both of which were paid in 2006.
POLICY REGARDING SECTION 162(m)
      The Company’s policy on the tax deductibility of compensation is to maximize deductibility to the extent possible without negating all of its discretionary power. To this end the Company has submitted complying plans for stockholder approval. Nevertheless, the Committee has occasionally taken actions that result in non-deductible compensation and it may do so again in the future when the Committee determines that such actions are in the Company’s best interests.
COMPENSATION COMMITTEE
Rosina B. Dixon, M.D., Chairman
David R. Bethune
Leon J. Hendrix, Jr.
John R. Miller
Compensation Committee Interlocks and Insider Participation
      The members of the Compensation Committee during 2005 were Rosina B. Dixon, David R. Bethune, Leon J. Hendrix, Jr. and John R. Miller, each of whom are non-employee directors.

EXECUTIVE AND OTHER COMPENSATION
      The following table summarizes the compensation earned by the current and former Chief Executive Officer during 2005 and each of the four other most highly compensated executive officers (collectively, the “Named Executive Officers”) for services in such capacities to the Company and its subsidiaries during the previous three fiscal years.
Summary Compensation Table

						Long Term Compensation

		Annual Compensation						Securities
								Under-
				Other		Restricted		lying	Payouts-
				Annual		Stock		Options/	LTIP	All Other
		Salary	Bonus	Compensation		Award(s)		SARs	Payouts	Compensation
Name and Principal Position	Year	($)	($)	($)(1)		($)(2)		(#)	($)	($)(10)

James A. Mack	2005	108,333	– 0 –	– 0 –		– 0 –	(3)	– 0 –	– 0 –	4,875
Chairman, President and	2004	650,000	182,813	– 0 –		414,375		– 0 –	– 0 –	9,225
Chief Executive Officer(2)	2003	650,000	100,000	– 0 –		200,000		– 0 –	– 0 –	9,000
John R. Leone	2005	575,000	86,250	– 0 –		59,297	(4)	33,333	– 0 –	9,450
President, Chief Executive	2004	207,147	350,000	– 0 –		2,441,227		400,000	– 0 –	5,794
Officer
Gary L. Mossman	2005	417,000	137,610	– 0 –		213,435	(5)	– 0 –	– 0 –	9,450
Executive Vice President, Chief	2004	337,983	142,864	– 0 –		133,857		117,000	– 0 –	9,225
Operating Officer	2003	217,949	125,000	– 0 –		50,000		162,500	– 0 –	9,000
Luke Beshar	2005	363,333	44,400	– 0 –		183,150	(6)	17,000	– 0 –	9,450
Executive Vice President,	2004	347,917	78,750	– 0 –		178,500		17,000	– 0 –	7,225
Chief Financial Officer	2003	325,000	90,000	– 0 –		90,000		62,500	– 0 –	6,147
Steven M. Klosk	2005	338,333	16,560	– 0 –		145,418	(7)	17,000	– 0 –	9,450
Executive Vice President,	2004	322,917	81,331	– 0 –		93,313		17,000	– 0 –	9,225
Administration &Chief	2003	300,000	80,000	– 0 –		80,000		12,500	– 0 –	9,000
Operating Officer, Pharma &
Biopharma Business Units
Paolo Russolo	2005	307,063	8,173	64,666	(8)	163,453	(9)	17,000	– 0 –	– 0 –
President, Cambrex Profarmaco	2004	299,374	136,703	66,527	(8)	102,910		17,000	– 0 –	– 0 –
Business Unit	2003	259,807	113,000	61,278	(8)	60,000		12,500	– 0 –	– 0 –

(1)	The rules require disclosure of perquisites and other personal benefits only when the aggregate value of these items exceeds the lesser of $50,000 or 10% of salary and bonus.

(2)	Mr. Mack retired on April 27, 2005. After his retirement, he provided consulting services to Cambrex, for which he was paid $67,583 in consulting fees.

(3)	As of 12/31/2005, Mr. Mack held 7,318 shares of restricted stock units and 25,101 unvested shares of restricted stock units, with a combined value of $608,505.

(4)	As of 12/31/2005, Mr. Leone held 31,066 vested shares of restricted stock units and 80,395 unvested shares of restricted stock units, with a combined value of $2,092,123.

(5)	As of 12/31/2005, Mr. Mossman held 652 vested shares of restricted stock units and 6,967 unvested shares of restricted stock units, with a combined value of $143,009.

(6)	As of 12/31/2005, Mr. Beshar held 1,173 vested shares of restricted stock units and 9,899 unvested shares of restricted stock units, with a combined value of $207,821.

(7)	As of 12/31/2005, Mr. Klosk held 3,128 vested shares of restricted stock units and 7,289 unvested shares of restricted stock units, with a combined value of $195,527.

(8)	Paid pursuant to an employment arrangement assumed by the Company as part of its acquisition of Cambrex Profarmaco Milano S.r.l.

(9)	As of 12/31/05, Dr. Russolo held 1,534 vested shares of restricted stock units and 6,295 unvested shares of restricted stock units, with a combined value of $146,950.

(10)	Amounts indicated are attributable to Company contributions under the Company’s Savings Plan.

Option Grants in Fiscal 2005
Individual Grants

						Potential Realizable
						Value At Assumed
						Annual Rates Of
						Return of
			% of			Stock Price
			Total Options			Appreciation for
	Options		Granted to	Exercise or		Option Term(2)
	Granted		Employees in	Base Price	Expiration
Name	(#)(1)		Fiscal Year	($/share)	Date	5% ($)	10% ($)

James A. Mack	– 0 –		0.0%	N/A	N/A	N/A	N/A
John R. Leone	33,333	(3)	5.0%	20.72	1/30/2006	281,168	655,241
Gary L. Mossman	– 0 –		0.0%	N/A	N/A	N/A	N/A
Luke M. Beshar	17,000		2.5%	20.72	7/25/2012	143,397	334,176
Steven M. Klosk	17,000		2.5%	20.72	7/25/2012	143,397	334,176
Paolo Russolo	17,000		2.5%	20.72	7/25/2012	143,397	334,176

(1)	Options granted on 07/25/05 became fully exercisable on 12/31/05 but are subject to holding periods, such that shares became 25% saleable on 12/31/05 and the remaining shares will be saleable in 25% increments on 12/31/06, 12/31/07, and 12/31/08. The vesting in 2005 eliminated future compensation expense the Company would otherwise recognize in its consolidated statement of operations with respect to these options when the Statement of Financial Accounting Standards No. 123(R) “Share-Based Payment”, issued by the Financial Accounting Standards Board, was implemented for reporting periods beginning January 1, 2006. Options were granted at fair market value and have a term of seven years, subject to earlier forfeiture in the event of termination of employment.

(2)	Realizable value is presented net of option exercise price, but before taxes associated with exercise. These amounts represent assumed compounded rates of appreciation and exercise of the options immediately prior to the expiration of their term. Actual gains are dependent on the future performance of Cambrex Stock, overall stock market conditions, and continued employment through the exercise period.

(3)	Mr. Leone terminated his employment in January 2006. Options granted to him on 07/25/05 were cancelled thirty days after his termination of employment.
      The following table sets forth information for each Named Executive Officer with regard to the aggregate options exercised during 2005 and the aggregate stock options held as of December 31, 2005.
Aggregate Option/ SAR Exercises in Last Fiscal Year and FY-End Option/ SAR Values(1)

Number of Securities
			Underlying Unexercised	Value of Unexercised
	Shares	Value	Options/SARs at	In-the-Money Options/SARs
	Acquired on	Realized	FY-End (#)	at FY-End ($)
Name	Exercise(#)	($)(1)	Exercisable/Unexercisable	Exercisable/Unexercisable(2)

James A. Mack	– 0 –	– 0 –	456,482/0	$100/$0
John R. Leone	– 0 –	– 0 –	433,333/0	$0/$0
Gary L. Mossman	– 0 –	– 0 –	279,500/0	$1,187/$0
Luke M. Beshar	– 0 –	– 0 –	326,500/0	$1,187/$0
Steven M. Klosk	125,000	682,188	176,500/0	$1,187/$0
Paolo Russolo	– 0 –	– 0 –	156,500/0	$181,988/$0

(1)Based upon the market value of underlying securities at exercise less the exercise price.
(2)Based upon the closing price on December 31, 2005 of $18.77.

      The following table provides information as of December 31, 2005 with respect to shares of Common Stock that may be issued under the Company’s existing equity compensation plans.
Equity Compensation Plan Table

	(a)	(b)	(c)

			Number of Securities
	Number of Securities		Remaining Available for
	to Be Issued	Weighted-Average	Future Issuance Under
	Upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column(a))

Equity compensation plans approved by security holders	3,562,847	$26.08	577,746	(1)
Equity compensation plans not approved by security holders(2)	458,400	$30.64	37,434
Total	4,021,247	$26.60	615,180

(1)	This amount includes 363,079 shares available for issuance pursuant to future grants of full-value shares under the 2004 Plan.

(2)	2000 Employee Performance Stock Option Plan
      The 2000 Employee Performance Stock Option Plan provides for the grant of stock options (both incentive stock options and non-qualified stock options) primarily to key employees of the Company and its subsidiaries who are not executive officers. The plan is generally administered by the Compensation Committee of the Board, which has full authority, subject to the terms of the plan, to determine the provision of awards, including the amount and type of the awards and vesting schedules, and to interpret the plan.
      Individual award agreements set forth the applicable vesting schedule for such awards, which are based on the Company’s publicly traded share price but which may also be based on the passage of time or otherwise. In general, following a “change in control” (as defined in the plan), each stock option will be canceled in exchange for a cash settlement equal to the excess of the “change in control price,” which means the highest price per share paid or offered in any bona fide transaction related to a change in control (as determined by the Compensation Committee), over the exercise price of the stock option.
      Stock options are granted with an exercise price of not less than one hundred percent of the fair market value of the underlying Cambrex common stock on the date of grant. Stock options are not exercisable more than ten years from the date of grant.

      The following graph compares the Company’s cumulative total stockholder return, for a five-year period, with a performance indicator of the overall stock market, the S&P 500 Index. and the S&P 1500 Pharmaceutical and Biotechnology Index which the Company believes more closely reflects its current businesses. Prices are as of December 31 of the year indicated.
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
Cambrex Corp., S&P 500 and S&P 1500 Pharmaceutical
 & Biotechnology
      The Company’s commercial activities are focused on manufacturing and marketing to customers concentrated in the Life Sciences, including pharmaceutical chemicals and intermediates, and products in the BioSciences Industry. Although the Company’s products are diverse, making it difficult to select a comparative peer group, the Company believes that the S&P 1500 Pharmaceutical and Biotechnology Index is a good comparison group for the commercial activities on which it currently focuses. The S&P 1500 Pharmaceutical and Biotechnology Index comprises 46 companies as of December 31, 2005.
Retirement Plans
      Retirement benefits are based on an employee’s years of service and compensation for such years. “Compensation” for the purposes of the computation of benefits, includes regular compensation, bonuses and overtime, but excludes income attributable to fringe benefits and perquisites. The retirement benefit earned for a given year of service is calculated by multiplying the participant’s compensation for the year by 1% and adding to that amount 0.6% of such compensation in excess of the participant’s social security covered compensation. Similar amounts are calculated for each year of service and are aggregated to obtain the annual retirement benefit, subject to the limitations imposed by the Employee Retirement Income Security Act of 1974 and related regulations (“ERISA”). For this purpose social security covered compensation is the 35-year average of the social security wage bases ending with the wage base for the year in which the participant reaches age 65.
      Although compensation includes the items mentioned above, the Company’s qualified non-contributory pension plan (the “Qualified Plan”) limits the maximum amount of compensation which may be taken into account for the purposes of calculating benefits to the ERISA limit, which was $210,000 during 2005. Therefore, any compensation received by any of the Named Executive Officers which exceeds this amount will not be taken into account in the calculation of their benefits under this Plan. A Supplemental Non-Qualified Pension Plan, which became effective on January 1, 1994, provides benefits based on compensation levels above the ERISA maximum compensation level. Employees hired after December 31, 2002 are not eligible to participate in the Retirement Plan.
      The following table shows the estimated aggregate annual retirement benefits payable under the Company’s Qualified and Supplemental pension plans to employees listed, assuming they retire at normal retirement age (65), with benefits payable in the form of a life annuity and that pensionable compensation for all years after 2005 will be the same as 2005 pensionable compensation.
Pension Plan Table

			Projected Annual
			Benefits at the
	2005 Pensionable		Later of Age 65 or
Name	Compensation($)		January 1, 2005($)

James A. Mack(1)		$487,746.92	$235,964.40
John R. Leone	$	– 0 –	$ – 0 –	(2)
Gary L. Mossman	$	– 0 –	$ – 0 –	(2)
Luke M. Beshar		$444,374.97	$128,599.32
Steven M. Klosk		$482,588.91	$205,773.24
Paolo Russolo	$	– 0 –	$ – 0 –	(3)

(1)	Mr. Mack was rehired at February 1, 2006 and is currently over age 65. Therefore, the annual benefit shown is his single life annuity as of February 1, 2006.

(2)	Mr. Leone and Mr. Mossman were employed by the Company after December 31, 2002 which therefore makes them ineligible for benefits under the Company’s pension plan.

(3)	Mr. Russolo does not receive pensionable compensation from the Company but does receive a retirement benefit from the government of Italy.
Deferred Compensation Plan
      The Company has established a Non-qualified Deferred Compensation Plan for Key Executives (the “Deferred Plan”). Under the Deferred Plan, officers and key employees may elect to defer all or any portion of their pre-tax annual bonus and/or annual base salary (other than the minimum required Social Security contributions and $10,000). The deferred amount is invested in Fidelity Mutual Funds available under the Cambrex Savings Plan, except for the Cambrex Stock Fund. The Deferred Plan is not funded by the Company, but the Company has established a Deferred Compensation Trust Fund to protect the account balance in the case of a change of control of the Company. The Plan is administered in compliance with the new rules and guidance under IRC Section 409A.
Change in Control Arrangements
      The Company has entered into agreements with a number of key employees, including certain Named Executive Officers, with the objective of preserving management stability in the event of a threatened or actual change of control of the Company. Under each agreement, in the event of a change of control of the Company (defined in the agreement to include certain events involving changes in ownership of the Company’s stock or the composition of the Company’s Board of Directors or other structural changes, but, in any case, with the Board having discretion to find other events to constitute a change of control) the employee is awarded a three-year contract of employment in substantially the same position he had prior to the start of the employment contract term. The contract of employment is at a monthly salary not less than the highest monthly salary earned by the employee during the 12 months preceding the start of the employment contract term and provides for an annual bonus and benefits comparable to those pertaining to the employee prior to the start of the employment contract term. In addition, in the event of a change of control, performance options will become immediately exercisable regardless of the publicly traded share price.

      In the event that at any time during the employment contract term, the employee’s employment is terminated (i) by the Company (other than by reason of disability or for cause), or (ii) by the employee by reason of the Company’s violation of the terms of the employment contract, or (iii) by the employee during the thirteenth month of the employment contract term, with or without reason, the employee will be entitled to a lump sum payment in an amount equal to the sum of (a) a ratable portion of the amount of the highest annual bonus paid to the employee during the three years prior to the year of termination, based upon the elapsed time in the year of termination, (b) up to three times the annual salary under the contract and three times such highest annual bonus, which amount declines ratably over a 36 month term for each month the employee remains employed by the Company following the first anniversary of the start of the employment contract term, and (c) the present value of the pension benefit lost by the employee by reason of the early termination of employment. In the event of such termination the employee will also be entitled to the employment benefits, such as health insurance and life insurance, to which he would have been entitled had his employment not been terminated, and to the immediate right to exercise any employee stock options notwithstanding their stated exercisability in installments. Additionally, the employment contracts provide for an additional payment to the employee to cover any excise tax payable by the employee on so-called excess golden parachute payments under Section 4999 of the Internal Revenue Code of 1986, as amended.
      Effective February 1, 2006, the Board of Directors of the Company approved changes to the Company’s executive employment agreements (for certain executives), such that a sale of thirty five percent or more of the Company, calculated on an enterprise value basis (market capitalization plus debt minus cash) will constitute a change of control of the Company. The agreement also now contains a one-year non-competition provision, a provision under which all equity awards will vest upon a change of control, and a provision for the deferral of certain payments for six months in the event of termination of employment, to avoid imposition of a tax penalty under Section 490A of the Tax Code. The amended agreement and schedule of parties thereto was filed as an Exhibit with the Company’s Annual Report on Form 10-K for fiscal year ending December 31, 2005.
Management Contracts and Programs
      At a meeting held on January 26, 1995, the Board of Directors authorized an agreement with Mr. Mack pursuant to which he might, at his election, enter into a consulting arrangement with the Company upon his resignation as an employee at an annual rate of $100,000. The Company later restated this arrangement under which Mr. Mack entered into two agreements at the prior rate, the first providing for consulting services while he is able to provide such services and the second providing an additional retirement benefit for the remainder of his lifetime.
      At its July 27th, 2000 meeting and based on the Compensation Committee’s recommendation, the Board adopted the 2000 Succession Planning Incentive Program to ensure effective succession planning and transition. Under the Program Mr. Mack was awarded 175,000 Incentive Appreciation Units at the traded closing price of the Company’s common stock on the date of the award. With the departure of the Company’s Chief Operating Officer early in 2003, Mr. Mack agreed to remain with the Company for an additional two year period. At its May 21st, 2003 meeting and considering Mr. Mack’s commitment to continue for a two year period, and based on the Compensation Committee’s recommendation, the Board adopted a new Incentive Appreciation Unit Plan for Mr. Mack replacing the Plan adopted in 2000. Under the new plan, 150,000 appreciation units were awarded to Mr. Mack valued initially at the closing price of the Company’s traded share price on the date of the award which was $19.30. Upon a finding by the Board that a successful management transition has occurred, the vested award would be exercisable on and after December 31, 2004, if the Company’s common stock trades at or above an average price of $25 per share for twenty consecutive days prior to December 31, 2004, representing an increase of more than 29% over the grant price. During 2004 the stock traded above $25 per share for more than twenty consecutive days and the award vested. At a meeting held on January 27, 2005 the Company’s Board of Director, based on the hiring of John R. Leone as President and Chief Executive Officer and his performance during his first five months with the Company, determined that a successful management transition had occurred. Thereafter, Mr. Mack was entitled to exercise the award in whole or in part and receive in cash from the Company the difference between the grant price and the traded share price on the date of exercise times the number of units exercised. The award was due to expire on the earlier of (i) December 31, 2007, or (ii) a date one year after Mr. Mack’s retirement from active service on April 27, 2005. On February 1, 2006, the Board of Directors extended the expiration date of Mr. Mack’s award to December 31, 2006, due to his election as President and Chief Executive Officer.
      As previously disclosed, the Board of Directors’ decided to change the Company’s strategic focus and to consider all available strategic alternatives. In connection with such decision in February 2006, the Board of Directors approved a number of measures designed to enhance the retention of employees, including the retention of certain Executive Officers. This retention program was previously disclosed in the Company’s February 7, 2006 Current Report on Form 8-K. With respect to the Executive Officers, the Board approved a special retention pool, in the total amount of up to $2.5 million, to retain the services of Gary L. Mossman, Steven M. Klosk, Paolo Russolo and Luke Beshar, each a Named Executive Officer herein and certain other Executive Officers. Payment under such retention pool is to be apportioned in the President and Chief Executive Officer’s discretion and dependent on the achievement of certain strategic objectives.
AUDIT COMMITTEE REPORT
      The following Report of the Audit Committee of the Board of Directors of Cambrex Corporation does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference.
      The Audit Committee consists of four directors, who were appointed by the Board. The Board has determined that each member of the Audit Committee (i) is independent as currently defined by Cambrex policy, the Securities and Exchange Commission Rules and the New York Stock Exchange listing standards; and (ii) satisfies the financial literacy requirements of the NYSE listing standards. Further, the Board has determined that at least one member of the Audit Committee satisfies the financial expertise requirements of the NYSE listing standards. The Board has also determined that Mr. Roy Haley, Audit Committee Chairperson is an Audit Committee Financial Expert, as that term is defined by current SEC rules.
      The Audit Committee acts under a written charter adopted by the Committee and approved by the Board.
      The role of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee (i) the integrity of the Company’s financial reporting process; (ii) the Company’s systems of internal accounting and financial controls; (iii) the annual independent audit of the Company’s financial statements; (iv) the independent auditors’ qualifications and independence; and (v) the Company’s compliance with legal and regulatory requirements. The Audit Committee’s role is one of oversight and it recognizes that the Company’s Management is responsible for preparing the Company’s financial statements and that the Company’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s specific responsibilities are set forth in the Audit Committee Charter.
      In fiscal year 2003, the Audit Committee established a policy (the “Policy”) for pre-approval of all audit and permissible non-audit services performed by the independent auditors. Under the Policy, the Audit Committee will approve the following Audit and Audit-Related Services prior to each engagement, along with a fee amount: (i) domestic quarterly reviews and the annual financial statement audit; (ii) statutory or financial audits for international subsidiaries or affiliates of the Company; (iii) the attestation engagement for the independent auditor’s report on Management’s assertion on internal controls for financial reporting; (iv) financial audits of employee benefit plans; and (v) due diligence services pertaining to potential business acquisitions and dispositions.
      On an annual basis, the Audit Committee will pre-approve a blanket amount to authorize the following Audit and Audit-Related Services: (i) consultations related to accounting, financial reporting or disclosure matters; (ii) assistance with understanding and implementing new accounting and financial reporting guidance; and (iii) assistance with internal control reporting requirements and also Permissible Non-Audit Services, including tax services. Management will provide a quarterly update to the Committee detailing actual spending by quarter and year-to-date for any services rendered under such pre-approval. Under the Policy, the Audit Committee has delegated pre-approval authority to the Committee Chairperson for permissible services and fees up to a maximum of $25,000. The Committee Chairperson will report to the entire Audit Committee any services and fees approved pursuant to such delegation of authority.
      The Audit Committee met eleven (11) times in 2005. The Audit Committee met individually with Management, with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent public accountants, and with the Company’s internal auditors, as appropriate. The Audit Committee also reviewed and had discussions with Company Management and PwC regarding the audited financial statements, including a discussion of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. Further, the Audit Committee has been updated quarterly on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has also discussed with the independent auditor the Company’s internal control assessment process, management’s assessment with respect thereto and the independent auditor’s evaluation of the Company’s system of internal control over financial reporting.
      Additionally, the Audit Committee reviewed and had discussions with PwC regarding the matters required to be discussed by Statement of Auditing Standards No. 61. Further, the Audit Committee received the letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with representatives of PwC their independence.
      The Committee also received PwC’s Report dated May 26, 2006 concerning the Company’s financial statements and PwC’s assessment of the Company’s internal controls (the “PwC Opinion”), which is included in the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2005. Based on the reviews and discussions with PwC and Management, and the PwC Opinion, and subject to the limitations on the role and responsibilities of the Audit Committee as set forth in the Audit Committee Charter, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements for the fiscal year ended December 31, 2005 be included in Cambrex’s 2005 Annual Report on Form 10-K.
AUDIT COMMITTEE
Roy W. Haley, Chairperson
Kathryn Rudie Harrigan
William B. Korb
Peter G. Tombros
PRINCIPAL ACCOUNTING FIRM FEES
      The following table sets forth the aggregate fees billed to Cambrex for each of the fiscal years ended December 31, 2005 and December 31, 2004, by the Company’s independent public accounting firm, PricewaterhouseCoopers LLP for Audit, Audit-Related, Tax and All Other Fees:

	December 31,	December 31,
	2005	2004

Audit Fees	$2,815,670	$2,886,000
Audit-Related Fees	$60,000	$278,000
Tax Fees	$0	$0
All Other	$0	$0

Totals	$2,975,670	$3,164,000

AUDIT FEES
      Aggregate Audit fees billed for professional services rendered by PricewaterhouseCoopers LLP in connection with its audit of the Company’s financial statements were $2,915,670 for fiscal year-ended 2005. Aggregate Audit fees for fiscal year ended 2004 were $2,886,000. Such fees also include PwC’s internal control review and attestation now required pursuant to the Sarbanes-Oxley Act and the securities regulations.
AUDIT-RELATED FEES
      Aggregate Audit-Related fees billed for professional services rendered by PricewaterhouseCoopers LLP in connection with assurance and related services reasonably related to the audit and review of the Company’s financial statements were $60,000 and $278,000 for fiscal years-ended 2005 and 2004, respectively. Such services include the financial audits of the Company’s employee benefit plans; due diligence services pertaining to an acquisition and other commercial transactions; and general accounting, financial reporting and disclosure matters; and assistance with understanding and implementing new accounting and financial reporting guidance and internal control requirements.
TAX FEES
      There were no Tax fees billed for professional tax services rendered by PricewaterhouseCoopers LLP for fiscal years ended 2005 and 2004.
ALL OTHER FEES
      PricewaterhouseCoopers LLP did not perform any services classified as Other Services during fiscal years-ended 2005 and 2004, and as such, there were no billings for such services.
      As discussed above in the Audit Committee Report, in May of 2003 the Audit Committee established a policy (the “Policy”) for pre-approval of all audit and permissible non-audit services performed by the independent auditors. During fiscal year 2005, all services rendered were approved pursuant to the Policy. Further during fiscal years 2005 and 2004, there were no services performed or fees incurred by PricewaterhouseCoopers LLP where pre-approval was waived pursuant to the statutory de minimis exception.
      The Audit Committee has reviewed the billings by PricewaterhouseCoopers LLP and has determined that they do not affect the auditor’s independence.
RATIFICATION OF
APPOINTMENT OF AUDITORS
      The Audit Committee has selected PricewaterhouseCoopers LLP to be the Company’s independent public accountants for 2006, subject to the ratification of the stockholders.
      PricewaterhouseCoopers LLP was first engaged by the Company as its independent public accountants on March 19, 1992. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, will be afforded an opportunity to make a statement if such representative desires to do so and is expected to be available to respond to appropriate questions.
      The Board of Directors recommends a vote FOR the proposal.
SHAREHOLDER PROPOSAL REGARDING THE DECLASSIFICATION OF THE BOARD OF DIRECTORS
      The Company has been notified that a shareholder intends to present one proposal for consideration at the annual meeting. The name, address and stock ownership of the proponent will be furnished by the Corporate Secretary of the Company to any person, orally or in writing as requested, promptly upon receipt of an oral or written request. The text of the shareholder proposal is as submitted by the proponent and the Company assumes no responsibility for its content or accuracy. The votes cast “FOR” must exceed the votes cast “AGAINST” the shareholder proposal. Abstentions and, if applicable, broker non-votes, are not counted as votes “FOR” or “AGAINST” the proposal.
 — Beginning of Shareholder Proposal —
      RESOLVED: The stockholders of Cambrex Corporation (“Cambrex” or the “Company”) request that the board of directors take the necessary steps in accordance with applicable state law to declassify the board of directors so that all directors are elected annually, such declassification to be carried out in a manner that does not affect the unexpired terms of directors previously elected.
SUPPORTING STATEMENT
      The election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. We believe that classification of the board of directors, which results in only a portion of the board being elected annually, is not in the best interests of our Company and its stockholders.
      Cambrex’s board of directors is divided into three classes, with approximately one-third of all directors elected annually to three-year terms. Eliminating this classification system would require each director to stand for election annually and would give stockholders an opportunity to register their views on the performance of the board collectively and each director individually.
      We believe that electing directors in this manner is one of the best methods available to stockholders to ensure that Cambrex will be managed in a manner that is in the best interest of stockholders.
      We believe that the case for greater director accountability is strong at Cambrex. Over the one-, three- and five-year periods ending November 11, 2005, the Company’s stock price has dropped 45%, trailing the S&P 500 as well as its peers in the Dow Jones U.S. Specialty Chemicals Index.
      The evidence indicates that shareholders at other companies do not favor classified boards. Shareholder proposals recommending annual elections of all directors received, on average, 60% of the vote in 2005, according to the Investor Responsibility Research Center. Also in recent years, more than 20 companies — including Procter & Gamble, Pfizer, Dell, Hasbro, Bristol-Myers Squibb, Cendant, Sprint, Great Lakes Chemical and Dow Jones — sought and received shareholder approval to declassify their boards.
      We thus urge our fellow stockholders to support this reform. A number of companies have declassified boards. We regard as unfounded the concern expressed by some that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders. In the unlikely event that stockholders do vote to replace all directors, such a decision would express a dissatisfaction with the incumbent directors and would reflect the need for change.
      WE URGE YOU TO VOTE FOR THIS RESOLUTION.
 — End of Shareholder Proposal —
 — The Board of Directors Position —
      For the reasons stated below, the Board of Directors recommends a vote AGAINST this proposal.
      The Company’s Board believes that its existing system of electing directors in three classes with staggered three-year terms helps assure continuity and stability of the Company’s business strategies and policies from year to year because it means generally that two-thirds of the Board will always have prior experience and familiarity with the Company’s business affairs. The Board also believes that experience accumulated and knowledge gained over time makes directors more effective in fulfilling their responsibilities, and that a three-year term helps the Company attract and retain qualified individuals who are willing to make the commitment and take on the responsibilities that service as a director entails. The Board does not believe that directors elected for three-year terms approach their responsibilities with less focus or accountability than would be the case if they were elected annually. In addition, by having only one-third of the directors stand for election each year, the Board can more carefully scrutinize the performances of those directors eligible to stand for re-election before they are re-nominated.
      Approval of this stockholder proposal at our annual meeting would not automatically eliminate the classified board. To do so would require an amendment to the Company’s Certificate of Incorporation, which would have to be approved by at least two-thirds of the voting power of outstanding shares entitled to vote.
      The classified board, our super-majority vote requirement to amend our Certificate of Incorporation, and our stockholder rights plan are key links in the Company’s stockholder protective measures. These measures work together to encourage anyone who may seek to acquire control of the Company to negotiate with the Board to reach terms that are fair and in the best interests of all stockholders. The classified board is critical because it requires two meetings of stockholders to replace a majority of the Board.
      Because the Board views the Company’s protection measures as a way to enhance shareholder value, the Board believes it is in stockholders’ best interests to retain the stockholder protections afforded by the classified board.
      The Board of Directors recommends a vote AGAINST this proposal.
STOCKHOLDER PROPOSALS FOR 2007
      Stockholder proposals intended to be presented at the 2007 Annual Meeting must be received by the Company not later than November 29, 2006 as well as satisfy certain eligibility requirements established by the Securities and Exchange Commission, in order to be included in the Company’s Proxy Statement for the 2007 Annual Meeting.
      Under the Company’s By-laws, any stockholder wishing to present a nomination for the office of director before the 2007 Annual Meeting for a vote must give notice to the Company on or prior to January 24, 2007; and any stockholder wishing to bring a proposal or other business before the 2007 Annual Meeting for a vote must give the Company not less than 60 days nor more than 90 days advance notice (provided that in the event that less than 70 days’ notice or prior public disclosure of the date of the 2006 Annual Meeting is given or made to stockholders, notice must be received not later than the close of business on the 10th day following the date on which such notice of the date of the 2007 Annual Meeting was mailed or such public disclosure was made) prior to the date of the 2007 Annual Meeting (which date has not yet been determined by the Company), and that both such notices must meet certain other requirements as stated in the Company’s By-laws. Any stockholder interested in making such a nomination or proposal should request a copy of such By-law provisions from the Secretary of Cambrex Corporation. If the Company does not receive notice of a stockholders’ proposal within this time frame, the individuals named in the proxies solicited by the Board of Directors for that meeting may exercise discretionary voting power with respect to that proposal.

By Order of the Board of Directors.

Peter E. Thauer,
Secretary
June 8, 2006
      UPON WRITTEN REQUEST THE COMPANY WILL PROVIDE TO EACH STOCKHOLDER, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR 2005. REQUESTS SHOULD BE DIRECTED TO MR. LUKE M. BESHAR, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, CAMBREX CORPORATION, ONE MEADOWLANDS PLAZA, EAST RUTHERFORD, NJ 07073. SUCH REPORT WILL BE FURNISHED WITHOUT EXHIBITS. COPIES OF THE EXHIBITS TO SUCH ANNUAL REPORT WILL BE FURNISHED TO REQUESTING STOCKHOLDERS UPON PAYMENT OF THE COMPANY’S REASONABLE EXPENSES IN FURNISHING THE SAME.

EXHIBIT 1
Independence Standards for Directors
      Pursuant to the New York Stock Exchange listing standards and the Sarbanes-Oxley Act of 2002, our Board of Directors has adopted a formal set of categorical standards with respect to the determination of director independence. To be considered “independent” for purposes of these standards, a director must be determined, by resolution of the Board as a whole, after due deliberation, to have no material relationship with the Company or its subsidiaries other than as a director. In each case, the Board shall broadly consider all relevant facts and circumstances and shall apply the following standards:
      1. The Board has defined an independent director as a director who meets all of the following criteria:

a. is not currently an employee or member of management of the Company or any of its subsidiaries;

b. has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). For this purpose material relationships can, for example, include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships;

c. has no other relationships with the Company or its subsidiaries that would interfere in the exercise of independent judgment as a director;

d. does not accept any consulting, advisory, or other compensatory fee from the Company or its subsidiaries except fees received for service as a director, and has no personal services contract(s) with the Company or its subsidiaries;

e. is and is not affiliated with a company that is an adviser or consultant to the Company or its subsidiaries;

f. is not affiliated with a not-for-profit entity that receives significant contributions from the Company.
      2. Any person who, or whose immediate family member(s), has within the prior three years had any of the following relationships with the Company does not qualify as a independent director.

a. Former Employees. A person who has been an employee, or whose immediate family member has been an executive officer, of the Company or its subsidiaries, cannot be an independent director until three years after the end of the employment.

b. Direct Compensation. A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company or its subsidiaries, other than director and committee fees, cannot be an independent director until three years after he ceases to receive more than $100,000 per year in such compensation.

c. Significant Customers and Vendors. A director who is an executive officer or an employee of, or whose immediate family member is an executive officer of, a company that makes payments to, or receives payments from, the Company or its subsidiaries for property or services in excess of, in any single fiscal year, the greater of (i) $1 million or (ii) 2% of the other company’s consolidated gross revenues, cannot be an independent director until three years after falling below the threshold.

d. Former Auditor. A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company cannot be an independent director until three years after the end of the affiliation or the auditing relationship.

e. Interlocking Directorships. A director who is employed as, or whose immediate family member is employed as, an executive officer of another company where any of the Company’s present executive officers serve on that company’s compensation committee cannot be an independent director until three years after the end of such service or the employment relationship.

CAMBREX CORPORATION
Solicited by Board of Directors for 2006 Annual Meeting of Stockholders
     The undersigned stockholder of Cambrex Corporation, (the “Company”) hereby appoints J.A. Mack, L.M. Beshar and S.M. Klosk, and each of them acting singly and each with power of substitution and resubstitution, attorneys and proxies of the undersigned, with all the powers the undersigned would possess if personally present, to vote the shares of Common Stock of the Company which the undersigned is entitled to vote at the 2006 Annual Meeting of Stockholders of the Company to be held on July 27, 2006 at 1:00 p.m. at the Sheraton Meadowlands Hotel, Meadowlands Plaza, East Rutherford, New Jersey and any adjournment thereof. Without otherwise limiting the general authorization hereby given, said attorneys and proxies are instructed to vote as indicated on the reverse side hereof on the proposals set forth in the Notice of Annual Meeting of Stockholders of the Company and accompanying Proxy Statement, each dated June 2, 2006.
     THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE 2 NOMINEES FOR DIRECTOR LISTED IN THE PROXY STATEMENT ACCOMPANYING THE NOTICE OF SAID MEETING (PROPOSAL NO. 1), “FOR” RATIFICATION OF THE SELECTION OF ACCOUNTANTS (PROPOSAL NO. 2) AND AGAINST A SHAREHOLDER PROPOSAL REGARDING THE DECLASSIFICATION OF THE BOARD OF DIRECTORS (PROPOSAL NO. 3), UNLESS OTHERWISE MARKED.
Please Complete And Sign Proxy On Reverse
Side And Return In Enclosed Envelope.

X	Please mark your
votes as in this
example.
1. ELECTION OF DIRECTORS      FOR      WITHHOLD      Nominees: David R. Bethune and Kathryn Rudie Harrigan
For, except vote withheld from the following nominee(s)

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent public accountants for 2006

FOR	AGAINST	ABSTAIN
3.	Shareholder proposal regarding the declassification of the Board of Directors

FOR	AGAINST	ABSTAIN
Signature(s)                                                                                                      Date
Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.